                                              EXHIBIT (1)(f)




              ALLIANCE BALANCED SHARES, INC.

                  ARTICLES SUPPLEMENTARY


         Alliance Balanced Shares, Inc., a Maryland corporation having its principal office in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 30,000,000 shares and hereby classifies such shares as 30,000,000 shares of Advisor Class Common Stock.

         SECOND:  The shares of the Advisor Class Common
Stock as so classified by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article FIFTH of the Corporation's
Articles of Incorporation (other than those provisions of Article FIFTH which by their terms are applicable solely to other classes of the Corporation's Common Stock) and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally, and those set forth as follows:

              (1)  The assets attributable to the Advisor
         Class Common Stock shall be invested in the same investment portfolio of the Corporation as the assets attributable to the Class A Common Stock, Class B Common Stock and Class C Common Stock.

              (2)  The dividends and distributions of
         investment income and capital gains with respect to the Advisor Class Common Stock shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from dividends and distributions of investment income and capital gains with respect to the Class A Common Stock, Class B Common Stock and Class C Common Stock to reflect differing allocations of the expenses of the Corporation among the holders of the four classes and any resultant differences among the net asset values per share of the four classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation and of amounts distributable in the event of liquidation or dissolution of the Corporation among the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Advisor Class Common Stock shall be determined by the Board of Directors in a manner that is consistent with the Investment Company Act of 1940, the rules and regulations thereunder, and the interpretations thereof, in each case as from time to time amended, modified or superseded.

              (3)  Except as may otherwise be required by
         law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Advisor Class Common Stock shall have
         (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Advisor Class Common Stock and (ii) no voting rights with respect to the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 applicable solely to one or more classes of the Corporation's Common Stock other than Advisor Class Common Stock or with respect to any other matter submitted to a vote of stockholders which does not affect holders of the Advisor Class Common Stock.

              (4)  At such times (which may vary among
         holders of Advisor Class Common Stock) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act of 1940, applicable rules and regulations thereunder and applicable rules and regulations of the National Association of Securities Dealers, Inc., as memorialized in resolutions duly adopted by the Board of Directors and from time to time reflected in the registration statement of the Corporation (the "Corporation's Registration Statement"), certain of the shares of Advisor Class Common Stock of the Corporation may be automatically converted into shares of another class of stock of the Corporation based on the relative net asset values of such classes at the time of conversion, subject, however, to any terms or conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) as are memorialized in resolutions duly adopted by the Board of Directors and reflected in the Corporation's Registration Statement.

         THIRD:    A.  Immediately before the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation had authority to issue was 90,000,000 shares, the par value of each class of stock being $.01 per share, with an aggregate par value of $900,000, of which 30,000,000 shares were classified as shares of Class A Common Stock, 30,000,000 shares were classified as shares of Class B Common Stock and 30,000,000 shares were classified as shares of Class C Common Stock.

                   B.  Immediately after the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue is 120,000,000 shares, the par value of each class of stock being $.01 per share, with an aggregate par value of $1,200,000, of which 30,000,000 shares are classified as shares of Class A Common Stock, 30,000,000 shares are classified as shares of Class B Common Stock, 30,000,000 shares are classified as shares of Class C Common Stock and 30,000,000 shares are classified as shares of Advisor Class Common Stock.

         FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FIFTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's
Articles of Incorporation.

         IN WITNESS WHEREOF, Alliance Balanced Shares, Inc. has caused these Articles Supplementary to be executed by its Chairman of the Board and attested by its Secretary and its corporate seal to be affixed on this 30th day of September, 1996. The Chairman of the Board of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                        ALLIANCE BALANCED SHARES, INC.


[CORPORATE SEAL]        By: /s/ John C. Carifa
                            ------------------------
                           John D. Carifa
                           Chairman


Attested: /s/ Edmund P. Bergan, Jr.
          -----------------------------
          Edmund P. Bergan, Jr.,
          Secretary


























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